Exhibit 99.1

NEWS RELEASE

Catalyst Biosciences Reports Second Quarter 2016 Financial Results and Provides Corporate Update

— Phase 1 Proof-of-Concept Clinical Trial of High Potency Factor IX Product Subcutaneous

Administration for Hemophilia B to Commence in the First Quarter 2017 —

— Manufacturing Agreement Established for CB 813d, Next-Generation Factor VIIa Product, in

Preparation for a Trial of Subcutaneous Prophylaxis in Hemophilia A and B Inhibitor Patients

to Commence in 2017 —

SOUTH SAN FRANCISCO, Calif. – August 4, 2016 – Catalyst Biosciences, Inc. (Nasdaq: CBIO), a clinical-stage biotechnology company focused on creating and developing novel protease therapeutics to treat serious medical conditions in the fields of hemostasis and anti-complement, today announced financial results for the second quarter ended June 30, 2016.

“During the second quarter, we made progress on our manufacturing preparations for CB 813d, our high potency next-generation Factor VIIa product candidate, signing an agreement with CMC Biologics for cGMP manufacturing,” said Nassim Usman, Ph.D., Catalyst’s President and Chief Executive Officer. “Early next year, our partner ISU Abxis in South Korea plans to initiate a Phase 1/2 proof of concept subcutaneous trial for CB 2679d (ISU 304) our high potency recombinant Factor IX product candidate for Hemophilia B. Following completion of the Phase 1/2 trial, Catalyst Biosciences will control the global development of and commercialization rights to CB 2679d outside of South Korea.”

Recent Business Highlights

•	Entered into a manufacturing agreement with CMC Biologics for the process transfer and cGMP manufacturing of CB 813d.

•	Received patents covering the Company’s hemostasis and anti-complement programs:

•	The hemostasis patents cover next-generation coagulation Factors VIIa (CB 813d) and Factor IX (CB 2679d/ISU304) in the U.S., Europe and South Korea.

•	The anti-complement patent covers novel protease technologies and proteases that target the complement cascade in the United States and Europe.

•	Catalyst Biosciences’ intellectual property portfolio now totals 103 patents issued world-wide.

•	Announced appointments of Chief Medical Officer and VP of Business Development

•	Dr. Howard Levy appointed Chief Medical Officer. Dr. Levy has 25 years of pharmaceutical industry experience, with deep experience in hematology drug development and medicine.

•	Jeffrey Landau appointed VP of Business Development. Mr. Landau has worked in both small and large biotechnology companies with responsibilities for business development, in-licensing and strategic planning.

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•	Entered into a definitive sales agreement to sell TC-5619, TC-6987 and TC-6683 that represent a portion of the neural nicotinic receptor assets acquired from Targacept in the merger, for approximately $1.0 million in upfront payments and the potential for future milestones and royalties.

Anticipated Milestones

•	CB 2679d/ISU 304, the Company’s high potency Factor IX for Hemophilia B, is expected to enter a Phase 1/2 proof of concept subcutaneous trial in the first quarter of 2017.

•	CB 2679d/ISU 304 is a high potency recombinant Factor IX in development for prophylaxis in patients with Hemophilia B.

•	The trial will be conducted by Catalyst’s partner, ISU Abxis (KOSDAQ: 086890) in South Korea.

•	CB 813d, the Company’s next-generation high potency Factor VIIa for Hemophilia A and B inhibitor patients is expected to enter a subcutaneous prophylaxis trial in 2017.

Financial Results for the Second Quarter Ended June 30, 2016

•	Contract revenue for the three months ended June 30, 2016 was $0.1 million, compared to $0.9 million for the prior year period. The decrease in contract revenue was due primarily to the termination of the collaboration agreement with Pfizer in June 2015.

•	Research and development expense for the three months ended June 30, 2016, was $2.8 million compared to $1.3 million for the prior year period. The increase was due primarily to increased manufacturing expenses for CB 813d, personnel costs related to increased development activities and an increase in lab supply costs and costs related to preclinical third-party R&D service contracts.

•	General and administrative expense for the three months ended June 30, 2016, was $2.3 million compared to $1.8 million for the prior year period. The increase was due primarily to an increase in personnel-related costs, other expenses related to operating as a public company and an increase in the cost of professional services.

•	Interest and other income for the three months ended June 30, 2016 was $0.1 million, compared to $0.5 million for the comparable period in the prior year.

•	Net loss for the three months ended June 30, 2016, was $4.8 million, or ($0.42) per basic and diluted share, compared to $1.7 million, or ($4.60) per basic and diluted share for the prior year period.

•	Cash, cash equivalents and short-term investments as of June 30, 2016, were $24.0 million. The company believes that its existing capital resources will be sufficient to meet its projected operating requirements for at least the next 12 months.

About Catalyst Biosciences

Catalyst is a clinical-stage biopharmaceutical company focused on creating and developing novel medicines to address serious medical conditions. To date, Catalyst has focused its product development efforts in the fields of hemostasis, including the treatment of hemophilia and surgical bleeding, and inflammation, including prevention of delayed graft function in renal transplants and the treatment of dry age-related macular degeneration, a condition that can cause visual impairment or blindness. Catalyst’s most

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advanced program is an improved next-generation high potency coagulation Factor VIIa variant, CB 813d, that has successfully completed an intravenous Phase 1 clinical trial in severe hemophilia A and B patients. In addition to Catalyst’s lead Factor VIIa program, Catalyst has two other next-generation coagulation factors, a high potency Factor IX variant, CB 2679d/ISU 304, that is in advanced preclinical development and Factor Xa variants that have demonstrated efficacy in preclinical models. For more information, please visit www.catalystbiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statement of historical facts, included in this press release regarding our strategy, future operations, and plans are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to ISU Abxis’ plans with respect to CB/2679d/ISU 304, the ability of CMC to manufacture CB 813d, the potential success of manufacturing technology transfer to CMC, Catalyst’s clinical trial timelines for CB 2679/ISU 304 and CB 813d, and the potential uses and benefits of CB 813d and CB2679d/ISU 304 and Catalyst’s other products in development. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Catalyst makes, including, but not limited to, the risk that the technology transfer for manufacturing CB813d may not be successful, that trials and studies may be delayed and may not have satisfactory outcomes, that potential adverse effects may arise from the testing or use of Catalyst’s products, the risk that costs required to develop or manufacture Catalyst’s products will be higher than anticipated, competition and other factors that affect our ability to successfully develop and commercialize our product candidates described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC on March 9, 2016 and May 5, 2016, respectively. Catalyst does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts:

Investors: Fletcher Payne, CFO Catalyst Biosciences, Inc. +1.650.871.0761 investors@catbio.com	Media: Denise Powell Red House Consulting, LLC +1.510.703.9491 denise@redhousecomms.com

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Catalyst Biosciences, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,333	$29,096
Short-term investments	12,617	3,402
Restricted cash	30,395	33,794
Deposits	5	133
Accounts receivable	462	492
Prepaid and other current assets	1,479	1,781

Total current assets	56,291	68,698
Restricted cash, noncurrent	125	125
Property and equipment, net	803	698

Total assets	$57,219	$69,521

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$826	$939
Accrued compensation	682	926
Other accrued liabilities	456	535
Deposits	730	—
Deferred revenue, current portion	437	438
Deferred rent, current portion	30	19
Redeemable convertible notes	30,344	33,743
Derivative liability	130	1,156

Total current liabilities	33,635	37,756
Deferred revenue, noncurrent portion	73	292
Deferred rent, noncurrent portion	29	48

Total liabilities	33,737	38,096

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares and 0 shares authorized and outstanding at June 30, 2016 and December 31, 2015;	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized at June 30, 2016 and December 31, 2015; 11,503,614 and 11,430,085 shares issued and outstanding at June 30, 2016 and December 31, 2015	12	11
Additional paid-in capital	162,924	162,450
Accumulated other comprehensive income	7	1
Accumulated deficit	(139,461)	(131,037)

Total stockholders’ equity	23,482	31,425

Total liabilities and stockholders’ equity	$57,219	$69,521

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Catalyst Biosciences, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Contract revenue	$109	$859	$219	$1,531
Operating expenses:
Research and development	2,752	1,322	5,046	2,705
General and administrative	2,272	1,738	4,658	4,060

Total operating expenses	5,024	3,060	9,704	6,765

Loss from operations	(4,915)	(2,201)	(9,485)	(5,234)
Interest and other income, net	82	516	1,061	691
Interest Expense	—	(39)	—	(39)

Net loss	$(4,833)	$(1,724)	$(8,424)	$(4,582)

Net loss per common share, basic and diluted	$(0.42)	$(4.60)	$(0.74)	$(12.26)

Shares used to compute net loss per common share, basic and diluted	11,447,069	374,764	11,438,588	373,633